SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   September 29, 2014

CONTANGO ORE, INC.
(Exact Name of Registrant Specified in Charter)

Delaware	000-54136	27-3431051
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3700 Buffalo Speedway, Suite 925 Houston, Texas	77098
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (713) 877-1311

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Master Agreement

On September 29, 2014, Contango ORE, Inc. (the “Company”) entered into a Master Agreement (the “Master Agreement”) with Royal Gold, Inc. (“Royal Gold”), pursuant to which the parties have agreed, subject to the satisfaction of various closing conditions, to form a joint venture to advance exploration and development of its Tetlin properties, prospective for gold and associated minerals (the “Transaction”).

In connection with the consummation (the “Closing”) of the Transaction, the Company will contribute its Tetlin lease and State of Alaska mining claims near Tok, Alaska, together with other personal property, to a newly formed limited liability company (the “Joint Venture Company”).  The Joint Venture Company will be managed according to a Joint Venture Limited Liability Company Agreement.  Royal Gold will invest $5 million initially to fund exploration activity, and will have the option to earn up to a 40% economic interest in the joint venture by investing up to $30 million (inclusive of the initial $5 million investment) prior to October 2018.  The proceeds of Royal Gold’s investment will be used by the Joint Venture Company for additional exploration and development of the Tetlin properties.

Each of the parties has made customary representations and warranties in the Master Agreement and the Company has agreed to customary covenants, including covenants regarding the operation of the Company’s business prior to the Consummation of the Transaction. The Transaction has been approved by the Boards of Directors of the Company and Royal Gold and is subject to various closing conditions, including the approval of the Transaction by the Company’s stockholders. The Company has agreed, among other things, not to solicit alternative business combination transactions prior to the Consummation of the Transaction, and, subject to certain exceptions, not to engage in discussions or negotiations regarding any alternative business combination transactions during such period.

The Company recommends that the Company’s stockholders approve the Transaction.

The foregoing description of the Master Agreement is qualified in its entirety by reference to the full text of the Master Agreement, which is attached as Exhibit 10.1 to this report and is incorporated in this report by reference.

In addition, a copy of the press release issued by the Company regarding the Transaction also is attached as exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Voting Agreement

In connection with the execution of the Master Agreement, Royal Gold concurrently entered into a Voting Agreement (the “Voting Agreement”) with Brad Juneau, our President and Chief Executive Officer, the Estate of Kenneth R. Peak, and certain other stockholders of the Company (the “Supporting Stockholders”).  The shares of Company common stock outstanding that are beneficially owned by the Supporting Stockholders and are subject to the Voting Agreement represent, in the aggregate, approximately 39% of the Company’s outstanding common stock as of September 12, 2014. Pursuant to the Voting Agreement, the Supporting Stockholders each agree to vote the shares it beneficially owns (i) in favor of the Joint Venture and (ii) against (a) any alternative proposal and (b) any other action, proposal or agreement that would reasonably be expected to interfere with or delay the consummation of the Joint Venture. The Voting Agreement terminates at the earliest of the Consummation of the Transaction, the termination of the Master Agreement in accordance with its terms or by mutual agreement of Royal Gold and the Supporting Stockholders.

The foregoing description of the Voting Agreement is qualified in its entirety by reference to the full text of the Voting Agreement, which is attached as Exhibit 99.2 to this report and is incorporated in this report by reference.

Rights Amendment

In connection with the Joint Venture, the Board of Directors of Contango ORE, Inc. (the “Company”) approved an amendment to the Company’s Rights Agreement dated as of December 20, 2012, between the Company and Computershare Trust Company, N.A., as Rights Agent (as amended, the “Rights Plan”).

The amendment modifies the Rights Plan to render it inapplicable to the Master Agreement and the Voting Agreement, and the consummation of the Transactions.

The foregoing description of the terms of the amendment does not purport to be complete and is qualified in its entirety by reference to the amendment, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 3.03	Material Modifications to Rights of Security Holders.

The information set forth under “Item 1.01 “Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Amendment No. 2 to Rights Agreement, dated as of September 29, 2014, between Contango ORE, Inc. and Computershare Trust Company, N.A., as Rights Agent
10.1	Master Agreement, dated as of September 29, 2014, between Contango ORE, Inc. and Royal Gold, Inc.
99.1	Press Release, dated September 30, 2014
99.2	Voting Agreement, dated as of September 29, 2014, between Royal Gold, Inc. and the stockholders thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Contango ORE, Inc.

	By:	/s/ Leah Gaines
	Name:	Leah Gaines
	Title:	Vice President and Chief Financial Officer

Dated: October 2, 2014

Exhibit Index

Exhibit

4.1	Amendment No. 2 to Rights Agreement, dated as of September 29, 2014, between Contango ORE, Inc. and Computershare Trust Company, N.A., as Rights Agent
10.1	Master Agreement, dated as of September 29, 2014, between Contango ORE, Inc. and Royal Gold, Inc.
99.1	Press Release, dated September 30, 2014
99.2	Voting Agreement, dated as of September 29, 2014, between Royal Gold, Inc. and the stockholders thereto